EXHIBIT 99.1

Sanj K. Patel Appointed to BioCryst's Board of Directors

RESEARCH TRIANGLE PARK, N.C., Sept. 29, 2015 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc., (NASDAQ:BCRX) today announced that Sanj K. Patel was elected to the Company's Board of Directors.

"On behalf of the Board of Directors and Leadership Team of BioCryst, I am delighted to welcome Sanj Patel to the Company's Board," said George B. Abercrombie, Chairman of the Board of BioCryst. "Mr. Patel has a proven track record of successfully developing and commercializing new products for rare diseases, and a deep interest in providing breakthrough treatments for these patients. He has leveraged his broad experience base in R&D, marketing and sales to grow and build companies that benefit patients and generate extraordinary value for all stakeholders."

Sanj Patel formed Synageva in June 2008 and was its President & Chief Executive Officer through the company's $8.4 billion acquisition by Alexion Pharmaceuticals in June 2015. While at Genzyme Corporation from 1999 through June 2008, Sanj held leadership roles of increasing responsibility, including Vice President, Head of Sales, Marketing & Commercial Operations. He is the Chairman and CEO of Kiniksa Pharmaceuticals, a privately-held biotechnology company.

"In recent years, I have gotten to know the BioCryst team, and we share a passion for developing and commercializing novel treatments for rare diseases. With results from two clinical trials for the prevention of hereditary angioedema attacks expected in 2015, it is an exciting time to join the BioCryst Board of Directors," said Mr. Sanj Patel. "I look forward to working with the Board and the BioCryst Leadership Team as the Company advances toward commercialization of oral treatments for rare disease."

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases.  BioCryst's ongoing development programs include oral plasma kallikrein inhibitors for hereditary angioedema; Avoralstat, BCX7353 and other second generation compounds, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

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CONTACT: Robert Bennett
         BioCryst Pharmaceuticals
         +1-919-859-7910
         (investors & media)